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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 27, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the entity's ability to continue as a going concern), relating to the consolidated financial statements of Clinical Data, Inc. appearing in the Annual Report on Form 10-K of Clinical Data, Inc. for the year ended March 31, 2006, and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 13, 2006